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EXHIBIT 15






                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT




The Board of Directors
Credit Suisse First Boston (USA), Inc.



We have reviewed the accompanying condensed consolidated statement of financial condition of Credit Suisse First Boston (USA), Inc. and subsidiaries as of September 30, 2000, and the related condensed consolidated statements of income, changes in stockholders' equity and cash flows for the three and nine-month periods ended September 30, 2000. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.


/s/ KPMG LLP


New York, New York
November 14, 2000